Exhibit 5.1

Medtronic, Inc.

710 Medtronic Parkway

Minneapolis, Minnesota 55432-5603

March 26, 2013

Ladies and Gentlemen:

We have acted as counsel to Medtronic, Inc., a Minnesota corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 (File No. 333-179938) (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the offer and sale from time to time of the securities referred to therein, and the Prospectus Supplement dated March 19, 2013 to the Prospectus dated March 6, 2012 (together, the “Prospectus”) relating to the offer and sale by the Company of $1,000,000,000 aggregate principal amount of its 1.375% notes due 2018, $1,250,000,000 aggregate principal amount of its 2.750% notes due 2023, and $750,000,000 aggregate principal amount of its 4.000% notes due 2043 (together, the “Notes”). The Notes are to be issued pursuant to the provisions of an indenture dated as of March 12, 2009 (the “Base Indenture”), as supplemented by the Fifth Supplemental Indenture dated as of March 26, 2013 (together with the Base Indenture, the “Indenture”), between the Company and Wells Fargo Bank, National Association, as Trustee (the “Trustee”) and to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) dated March 19, 2013 among the Company and the several underwriters listed in Schedule I thereto.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. In addition, as to certain factual matters relevant to the opinions expressed below, we have relied upon representations, statements, covenants and certificates of officers of the Company.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such latter documents. We also have assumed the Indenture is the valid and legally binding obligation of the Trustee and that the Trustee is qualified under the Trust Indenture Act of 1939, as amended. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all their obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.

Based upon the foregoing and subject to the qualifications and provisions set forth herein, we are of the opinion as of this date that when duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Notes will constitute binding obligations of the Company, entitled to the benefits of the Indenture.

Our opinion is qualified to the extent that the legality, validity, binding nature and enforceability of the Company’s obligations under the Indenture and the Notes may be subject to or limited by (1) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization, arrangement, fraudulent transfer or conveyance, equitable subordination, moratorium and other similar laws affecting the rights of creditors generally and (2) general principles of equity (whether relief is sought in a proceeding at law or in equity), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, commercial practice, estoppel, diligence, unconscionability, right to cure, election of remedies, and the discretion of any court of competent jurisdiction or of any arbiter in awarding specific performance or injunctive relief and other equitable remedies different from that provided in the Notes. Further, we express no opinion as to (a) the enforceability of any waiver of rights under any usury or stay law, (b) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest, (c) the enforceability of any provision for liquidated damages, prepayment penalties, default interest, increased interest rates, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty or forfeiture, and (d) the severability, if invalid, of provisions to the foregoing effect.

The foregoing opinion is limited to the laws of the State of Minnesota and the State of New York, except that we express no opinion as to any law, rule or regulation that is applicable to the Company, the Notes, the Indenture or the transactions described herein because such law, rule or regulation is part of a regulatory regime applicable to any party to the Notes or any of its affiliates due to the specific assets or business of such party or such affiliate.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company on the date hereof and its incorporation by reference into the Registration Statement. In addition, we consent to the reference to our name under the caption “Legal Matters” in the Prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Fredrikson & Byron, P.A.

FREDRIKSON & BYRON, P.A.